Exhibit 2
NOT FOR DISTRIBUTION IN OR INTO THE UNITED STATES OR TO ANY PERSON LOCATED OR RESIDENT IN THE REPUBLIC OF ITALY
This announcement is not for distribution in the United States. This announcement and the information contained herein is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration pursuant to the U.S. Securities Act of 1933, as amended, or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from the issuer or selling security holder and that will contain detailed information about the company and management, as well as financial statements. The issuer does not intend to register the offering in the United States.
NOTHING IN THIS ANNOUNCEMENT CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO. THE EXCHANGE OFFER WILL BE MADE, AND THE NEW BONDS ARE BEING OFFERED AND WILL BE ISSUED, ONLY TO HOLDERS OF THE EXISTING BONDS (I) LOCATED IN THE UNITED STATES, IN A PRIVATE TRANSACTION IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (II) THAT ARE PERSONS OTHER THAN “U.S. PERSONS”, AS THAT TERM IS DEFINED IN RULE 902 UNDER THE SECURITIES ACT, IN OFFSHORE TRANSACTIONS IN RELIANCE UPON REGULATION S UNDER THE SECURITIES ACT (“ELIGIBLE HOLDERS”). ONLY ELIGIBLE HOLDERS ARE AUTHORIZED TO RECEIVE OR REVIEW THE CONFIDENTIAL EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM OR TO PARTICIPATE IN THE EXCHANGE OFFER AND CONSENT SOLICITATION.
PT Gajah Tunggal Tbk
GT 2005 Bonds B.V.
GT 2005 Bonds B.V. (the “Issuer”) is a wholly owned subsidiary of PT Gajah Tunggal Tbk (the “Guarantor”)
INVITATION TO HOLDERS OF GT 2005 BONDS B.V. (THE “ISSUER”) US$420,000,000 10.25% GUARANTEED BONDS DUE 2010 TO OFFER FOR EXCHANGE EXISTING BONDS FOR NEW BONDS OF THE ISSUER (ISIN: XS0224891944)
Jakarta — 12 June 2009
The Issuer invites the holders of the Existing Bonds (“Holders”) to offer to exchange (“Exchange Offer”), their outstanding Existing Bonds for new US dollar-denominated Callable Step-Up Guaranteed Secured Bonds due 2014 (the “New Bonds”). The New Bonds will be issued by the Issuer and guaranteed by the Guarantor. Holders who validly offer their Existing Bonds for exchange prior to the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest U.S.$1,000) equal to the product of the aggregate principal amount of the Existing Bonds validly submitted by such Holder for exchange multiplied by the Early Exchange Ratio. Holders who validly offer their Existing Bonds for exchange after the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest U.S.$1,000) equal to the product of the aggregate principal amount of the Existing Bonds validly submitted by such Holder for exchange multiplied by the Late Exchange Ratio.
Concurrently with the Exchange Offer, the Issuer is soliciting (the “Consent Solicitation” and, together with the Exchange Offer, the “Offer”) consents from Holders to amend the terms of the trust deed dated 21 July 2005 to provide, among other proposed amendments, for early redemption of the Existing Bonds by the Issuer upon the settlement of the Exchange Offer. By offering to exchange their Existing Bonds, holders of an interest in the Existing Bonds will be deemed to have authorised the principal paying agent as proxy to attend, and to cast the votes in favour of the Extraordinary Resolutions at the meeting of the Holders.
Transaction rationale
The Guarantor is taking steps that are intended to address the significant challenges that it faces and to improve its near term liquidity and generally reduce financial risk. The Guarantor is doing this in order to avoid a default under the Existing Bonds and to ensure that it may repay the bondholders in full. The Offer is a crucial element of the Guarantor’s effort to effect a successful restructuring of its indebtedness that will permit it to meet its obligations to its creditors while preserving sufficient liquidity to sustain its business operations. The objectives of the Offer are:

1) to capitalize the coupon payable on the Existing Bonds due on 21 July 2009;
2) to reduce the cash drain on the Guarantor from interest expense in the short to medium term; and
3) address refinancing needs of the Guarantor posed by the impending maturity of the Existing Bonds in 2010 by extending the debt maturity profile of the Guarantor.
Summary of terms of the Exchange Offer
The Guarantor wishes to honour its principal obligations in full and is offering to exchange Existing Bonds for New Bonds one-for-one to those investors who participate prior to the Early Exchange Deadline.

	Early Exchange	Late Exchange
	Calculation	Calculation

Exchange Price	100.00%	95.00%

Illustrative Face Amount Exchanged	U.S.$1,000.00	U.S.$1,000.00

New Bond Issuance Price	100.00%	100.00%

Capitalised Interest Coupon	U.S.$51.25	U.S.$51.25

Exchange Ratio	1.05125	1.00125

Amount of New Bonds to be issued	U.S.$1,051.25	U.S.$1,001.25
Only holders whose electronic instructions to participate in the Exchange Offers offer are received prior to the Early Exchange Deadline will be eligible to benefit from the Early Exchange Price for the Existing Bonds. Offers received after the Early Exchange Deadline and any Existing Bonds that are exchanged as a result of the Consent Solicitation will receive New Bonds based on the Late Exchange Price.
Summary of terms of the New Bonds
The New Bonds will mature in July 2014 with a coupon step-up set out in the table below, payable semi-annually in arrear. The New Bonds will be issued by GT 2005 Bonds B.V., guaranteed by GT and will benefit from security over certain assets of GT independently valued at approximately $140,000,000. A more detailed description of the New Bonds, including a table of material differences between the Existing Bonds and the New Bonds, is included in the Memorandum.
The Guarantor is subject to additional restrictions on dividend payments, other restricted payments and the incurrence of new debt until the Coupon Rate has returned to the level on the Existing Bonds. This restriction will expire on the coupon step-up in July 2013 or earlier if the Guarantor elects, in its sole discretion, to increase the Coupon Rate to 10.25%.

Coupon Dates	Coupon Rate

Jan 2010, July 2010, Jan 2011, July 2011	5.00%

Jan 2012, July 2012	6.00%

Jan 2013, July 2013	8.00%

Jan 2014, July 2014	10.25%
Conditions of the Exchange Offer
Consummation of the Exchange Offer for the Existing Bonds is conditioned upon the required quorum being reached and the relevant majority of bond holders voting in favour of the proposed amendments at one of the Bondholder Meetings. The Issuer may, in its sole discretion, extend, re-open, amend, waive any condition of or terminate the Offer at any time (subject to applicable law and as will be provided in the Memorandum).

Expected Transaction Timeline

Approx.
Date	Time	Event	Description

Friday 12 June 2009		Launch	Exchange Offers and Consent Solicitation announced to the market.

Friday 26 June 2009	17:00 CET	Early Participation Deadline	Deadline for holders to validly tender Existing Bonds in order to qualify for delivery on the Settlement Date of the applicable amount of New Bonds based on the Early Participation Calculation.

Wednesday 1 July		Voting Instructions Deadline	Deadline for receipt of voting instructions

Friday 3 July 2009	17:00 CET	Expiration Date	The deadline for holders to validly tender Existing Bonds in order to qualify for delivery on the Settlement Date of the applicable amount of New Bonds based on the Late Participation Calculation.

Monday 6 July 2009	18:00 & 18:30, Singapore	Bondholder Meetings	Bondholder Meetings held in Singapore to resolve the Extraordinary Resolutions.

Thursday 9 July 2009 (expected)		Settlement Date	To be determined but expected to be three business days after the resolution of all Extraordinary Resolutions.
Announcements will be made over newswire services and via the Clearing Systems where appropriate.
Participating in the Exchange Offer and Consent Solicitation
Holders wishing to participate in the Offer must submit, or arrange to have submitted on their behalf, not later than the Expiration Date and, in any event, before such earlier deadline as may be required to be met by the relevant Clearing System (unless the Offer is terminated earlier), a duly completed Electronic Instruction Notice in the form of an authenticated SWIFT message, Euclid server or Creation Instruction to the relevant Clearing System. Holders should check with the bank, securities broker or any other intermediary through which they hold their Existing Bonds whether such intermediary will apply different deadlines for participation to those set out in this Exchange Offer Memorandum and, if so, should follow those deadlines. Holders who do not validly complete and send Electronic Instruction Notices will not be able to participate in the Offer.
An exchange offer and consent solicitation memorandum (the “Memorandum”) dated 12 June 2009 sets out, inter alia, the terms and conditions of the Offer, risk factors, Offer restrictions and terms and conditions of the New Bonds. Capitalised, undefined terms used within this press release shall be taken to have the same meaning as defined in the Memorandum.
For further information and to request an electronic copy of the Memorandum, please contact any of the parties below. Please note that U.S. Persons or persons domiciled in the U.S.A. must apply in writing to GT@lucid-is.com for an electronic copy of the Memorandum.
The Dealer Manager:
Credit Suisse
Hong Kong
Attn: Debt Syndicate Group
Tel: +852 2101 7233
London
Attn: Liability Management Group
Tel: +44 20 7883 6748
Email: liability.management@credit-suisse.com

The Information Agent:
Lucid Issuer Services Limited
Tel: +44 20 7704 0880
Email: gt@lucid-is.com
The Exchange Agent:
Lucid Issuer Services Limited
Tel: +44 20 7704 0880
Email: gt@lucid-is.com
The Dealer Manager takes no responsibility for the contents of this announcement and none of the Issuer or Guarantor, the Dealer Manager, the Exchange Agent or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Exchange Offer or Consent Solicitation, or any recommendation as to whether holders should tender Existing Bonds in the Exchange Offer or give consent in the Consent Solicitation. This announcement must be read in conjunction with the Memorandum. This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Exchange Offer and Consent Solicitation. If any holder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.
The New Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The New Bonds are being offered outside the United States in accordance with Regulation S, and subject to certain exceptions, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
The Offer is subject to offer and distribution restrictions in, among other countries, the United States, Europe, Italy, Spain, United Kingdom, Switzerland, Germany, Belgium, Hong Kong, Canada, Australia, Japan, The Netherlands, Indonesia and Singapore.
This announcement does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this announcement in certain jurisdictions may be restricted by law. Persons into whose possession this announcement comes are required by each of the Issuer, the Guarantor, the Dealer Manager and the Exchange Agent to inform themselves about, and to observe, any such restrictions.